Exhibit 99.1

news release

For Immediate Release

Contacts:

Ami Knoefler	Kathleen Rinehart
Corporate and Investor Relations	Corporate Communications
(650)454-2331	(650)454-2543
Ami.knoefler@pdl.com	Kathleen.Rinehart@pdl.com

PDL BIOPHARMA APPOINTS GARY A. LYONS TO ITS BOARD OF DIRECTORS

—Brad Goodwin Appointed as Chairperson of the Board—

REDWOOD CITY, CA, July 17, 2008 — PDL BioPharma, Inc. (NASDAQ: PDLI) today announced the appointment of Gary A. Lyons to the company’s board of directors. The board also elected Mr. Lyons to serve as a member of the Nominating and Governance Committee, and as chairperson of the Board’s Compensation Committee.

In light of Mr. Lyons’ appointment, the Board has dissolved the recently-created Office of the Chair and appointed Brad Goodwin as chairperson of the board.  In May 2008, the board formed the Office of the Chair, composed of all the board’s members, following changes to the board of directors at that time.

“We are excited to have Gary joining our board. His operating experience and depth of industry knowledge is an excellent fit for the strategy and vision of our planned spin-off biotechnology company, and I believe he will make a major contribution to the success of this new entity,” said Brad Goodwin, chairperson of PDL’s board of directors. “In addition, I am pleased to take on the role of chairperson of the board as we continue to execute on our previously announced strategic plans during this very important time for the company.”

Mr. Lyons served as the president and chief executive officer of Neurocrine Biosciences, Inc. from February 1993 through January 2008.  Prior to joining Neurocrine, Mr. Lyons held a number of senior management positions at Genentech, Inc. including vice president of Business Development and vice president of Sales. Mr. Lyons also serves on the boards of directors of Rigel Pharmaceuticals, Inc., Vical Incorporated and Neurocrine Biosciences, Inc., each of which is a publicly traded biotechnology company. Mr. Lyons received his B.S. in marine biology from the University of New Hampshire and his M.M. from Northwestern University’s J.L. Kellogg Graduate School of Management.

Earlier this year, PDL’s board initiated a process to identify and evaluate potential candidates for election to the board.  Mr. Lyons is the first such director to be appointed in connection with this process.

About PDL BioPharma

PDL BioPharma, Inc. is a biotechnology company focused on the discovery and development of novel antibodies in oncology and immunologic diseases. For more information, please visit http://www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL.

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